                                                                   EXHIBIT 10.8

September 25, 2001

John D. Gardiner
2100 N. Ocean Boulevard, #2004
Ft. Lauderdale, FL 33305

                   SEPARATION AGREEMENT AND RELEASE OF CLAIMS

Dear John:

         This letter will serve as confirmation that your employment with America Online Latin America, Inc. (the "Company") will end on the earlier of
(i) June 25, 2002 and (ii) the date on which you accept employment with AOL Time Warner Inc., the Cisneros Group of Companies, or any of their respective subsidiaries or other affiliates (the "Separation Date"); provided, that if you accept employment as described in clause (ii) prior to March 25, 2002, then the Separation Date shall be March 25, 2002; provided further, that if you provide the Company with at least 30 days' written notice (the "Separation Notice"), to be effective at any time after January 15, 2002, to the effect that you elect to terminate your rights and obligations under Sections 1 and 2 of this Agreement, then such rights and obligations will terminate on the date you so specify, and such date shall be the "Separation Date" for purposes of this Agreement. This Separation Agreement and Release of Claims ("Agreement"), upon your signature, will constitute the complete agreement between you and the Company regarding the terms of your separation of employment.

1. Subject to the other terms and conditions of this Agreement, your employment with the Company will cease at the close of business on the Separation Date. Effective September 25, 2001, you will cease to perform your regular duties for the Company; provided, that you shall perform duties for the Company hereafter from time to time if and as reasonably requested by the Company until the close of business on the Separation Date, subject to your availability.. The parties acknowledge and agree that you will render your services non-exclusively through your Separation Date. You shall be free to dispose of such portion of your entire time, energy and skill as you are not obliged to devote to the services to be provided hereunder, in such manner and as you see fit, and, subject to the terms of that certain Confidentiality, Non-competition and Proprietary Rights Agreement entered into by and between the parties, dated the date hereof (the "NDA"), to such persons, firms or other entities as you deem advisable. You shall be under no obligation to seek other employment (including self-employment) and, except as otherwise provided in clause (ii) of the first paragraph of this Agreement, there shall be no offset against any amounts due to you under this Agreement on account of any remuneration attributable to any subsequent employment (including self-employment) that you may obtain. The Company will reimburse you for the reasonable out-of-pocket costs incurred by you in performing duties pursuant to this Section 1, in accordance with the Company's then-standard policy on reimbursement of costs. Effective September 25, 2001, you shall no longer have the authority to bind the Company, and you shall not hold yourself out to any third party as having that authority.

2. You will continue to be paid your salary and be provided with the Company's standard employee benefit package (including health benefits (including, but not limited to, dental and vision coverage)) and plans, subject to the terms of such packages and plans, life insurance, participation in the Company's 401(k) plan, payment of reasonable cellular phone charges and payment of your Company calling card bill (which you agree will be used exclusively for Company business purposes)) through the Separation Date. The last salary payment, together with payment for accrued and unused vacation through December 31, 2001, will be made on or before the next regularly scheduled pay date following the Separation Date; provided, that if the Separation Date is triggered by the provision of the Separation Notice, then the last salary payment shall include the aggregate amount of salary, if any, that would otherwise be payable from the Separation Date through June 25, 2002 or March 25, 2002, as applicable; provided further, that if you accept Qualifying Employment with AOL Time Warner Inc., the Cisneros Group of Companies, or any of their respective subsidiaries or other affiliates after the provision of the Separation Notice but prior to June 25, 2002, you shall refund to the Company the amount you received with respect to the period from the (a) later of March 25, 2002 and the date on which you begin such Qualifying Employment through
         (b) June 25, 2002, if any. For purposes of this paragraph 2, "Qualifying Employment" shall mean engagement as an employee or an independent contractor, the compensation for which includes stock options or a package of benefits that contains substantially all of the elements generally made available to employees of the applicable entity. In addition, you will be paid, on or prior to the next regularly scheduled pay date following January 2, 2002, a lump-sum amount of $58,672, in full satisfaction of the bonus for which you are eligible for calendar year 2001 (note that this amount is 92% of the maximum bonus amount for which you are eligible for calendar year
         2001). You will not be eligible for any bonus or accrued vacation pay for any period following December 31, 2001. Applicable payroll deductions and appropriate tax withholdings will be made from all salary and other payments made pursuant to this paragraph.

3. As provided above, your health benefits will continue through the Separation Date. With respect to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), your COBRA period will begin on the day following the Separation Date, and you will receive separate information regarding your option to continue, at your expense under COBRA, health benefits after that date. All other benefits will terminate on the Separation Date.

4. Prior to your departure from work on September 25, 2001, you must return to the Company all the Company property in your possession, including, but not limited to, keys, pagers, telephones and the original and all copies of any written, recorded, or computer-readable information about Company practices, procedures, trade secrets, customer lists, or product marketing associated with the Company's online services business (such information, "Company Information"); provided, that (a) you may retain your lap-top computer, printer, docking station, keyboard and cellular telephone following September 25, 2001 and following the Separation Date, but you may retain and use only such of the Company Information as is reasonably required for you to perform continuing duties, if any, as contemplated by Section 1 above, and upon completion of such projects you shall return such Company Information to the Company, and (b) you may retain and use, until the Separation Date, the telephone calling card for Company business purposes (and you agree to return the calling card promptly following the Separation Date). After the Separation Date, (i) upon your request, and subject to the applicable policies of Sprint PCS, the Company will transfer into your name the cellular telephone number and account with Sprint PCS currently attributed to you, provided that you will then be financially responsible for such account and (ii) you will be entitled to keep your AOL screennames and AOL account (subject to the terms of service and other terms and conditions that may be imposed by AOL, Inc.), provided that you will then be financially responsible for such account. You will also have the right to be provided, at no cost to you, with all computer software upgrades generally made available to Company employees through the Separation Date.

5. In addition, the services of Drake Beam Morin, a professional outplacement and counseling firm, will be provided to you, at the Company's sole expense, through March 25, 2002, to assist you in securing other employment.

6. The payments and other benefits set forth in this Agreement are being offered solely in consideration for your release of claims, as set forth in Paragraph 7, and your execution and delivery of the NDA, and you acknowledge that you are not otherwise entitled to those payments and benefits. Furthermore, the provision to you of such payments and benefits is conditioned on your continued compliance with the terms of this Agreement and the NDA, and you shall be entitled to such payments and benefits, and to continued employment through the Separation Date, so long as you comply in all material respects with the terms of, and your obligations under, this Agreement and the NDA. The payments and benefits are not, and should not be construed as, an admission of any kind whatsoever by the Company, and the Company denies it has engaged in any wrongdoing against you.

7. In consideration of the Company's agreement as stated above, you agree to discharge and release unconditionally the Company, ADP TotalSource (as co-employer), and their respective predecessors, subsidiaries, successors, affiliates, related entities, merged entities and their parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (the "Releasees") from any and all claims, actions, causes of action, demands, obligations or damages of whatever nature, whether known or unknown to you, which you ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Agreement, arising from your employment with the Company and separation of your employment with the Company or otherwise, including any claim arising out of or related to any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date (all of the foregoing, collectively "Claims"). The Claims you are waiving include, but are not limited to, any and all claims arising out of or related to or under: any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act (WARN), or similar statutes; the Fair Labor Standards Act; the Family Leave and Medical Act; the National Labor Relations Act; ; the Employee Retirement Income Security Act; 42 U.S.C. 1981; the Older Workers Benefits Protection Act; Chapter 760, Florida Statutes; Chapter 448, Florida Statutes; analogous federal, state and local laws, regulations, statutes or ordinances; any principle of common law; all claims for any type of relief from the Releasees, and any other federal, state and local claims, whether statutory or common law, and whether tort or contract. This release of claims does not affect any pending claim for (a) workers' compensation benefits, (b) your vested rights, if any, in the Company's 401(k) plan,
         (c) your rights to exercise any and all Company stock options held by you that are exercisable as of your Separation Date during the applicable period of exercise and in accordance with all other terms of those options and the stock option plans, agreements and notices under which such options were granted, (d) the breach of, or your rights to enforce the terms of, this Agreement; (e) any vested employee benefits under any Company benefit plan, each of which shall be governed by the terms of the respective plan, including but not limited to the Company's 401(k) plan; (f) your right to receive group health insurance continuation coverage under COBRA; (g) any outstanding out-of-pocket expenses incurred prior to Separation Date in accordance with the Company's policies; and/or (h) any coverage pursuant to contracts of insurance for claims related to errors and omissions an/or any and all other claims relating to your actions or omissions in your capacity as an employee or officer of the Company and/or any of its affiliates. With respect to subparagraph (h) above, the Company shall maintain such insurance for you as for any other similarly situated employee still employed by the Company, as relates to your activities as an employee of the Company through your Separation Date, but only if and to the extent the Company maintains such insurance for employees still employed by the Company.

8. You agree to assist the Company, upon its reasonable request, in connection with any litigation, investigation or other matter arising out of or related to your service as an employee, officer, or director of the Company. The Company will reimburse you for the reasonable out-of-pocket costs incurred by you in rendering such assistance to the Company.

9. You represent and agree that you have not filed any complaint or charge or lawsuit of any kind whatsoever against the Company with any other governmental agency or any court and you further represent and agree that you will not file or institute or participate in any litigation, award or judgment with any State or Federal court any time hereafter or, unless required by law or pursuant to Paragraph 8 above, testify or provide documents or information for or to any other person or entity with regard to any matter related to or arising out of your employment with the Company or the termination thereof, this Agreement or any matters released herein; provided, that this shall not limit you from filing a lawsuit for the purpose of enforcing your rights under this Agreement.

10. You understand this Agreement will be filed by the Company with the United States Securities and Exchange Commission (the "SEC").

11. You agree not to make any untruthful remarks or statements about the Releasees and their respective officers, directors, employees or agents. Neither the Company's CEO nor its COO shall make, and no Company press release or filing by the Company with the SEC shall contain, any untruthful remarks or statements about you.

12. You agree that in the event you breach in any material respect any of your obligations hereunder or under the NDA, your salary and benefits will terminate immediately, and the Company will have the rights to pursue further damages, at law or in equity, as provided by law or equity.

13. Notices given or required under this Agreement or the NDA shall be delivered to the addresses indicated below by hand, through an express mail service, or by certified or first-class mail, postage prepaid:

                  For John D. Gardiner:

                                    2100 N. Ocean Boulevard, #2004
                                    Ft. Lauderdale, FL  33305

                  With a copy (not constituting notice) to:

                                    Robert Van Kirk, Esq.
                                    Williams & Connolly LLP
                                    725 Twelfth Street, NW
                                    Washington, DC  20005

                  For the Company:

                                    America Online Latin America, Inc.
                                    6600 N. Andrew Ave., suite 500
                                    Ft. Lauderdale, Florida 33309
                                    Attn.: President and CEO

                  With a copy (not constituting notice) to:

                                    America Online Latin America, Inc.
                                    6600 N. Andrews Ave., Suite 500
                                    Ft. Lauderdale, Florida 33309
                                    Attn: General Counsel

14. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, with regard to any otherwise applicable principles of conflicts of law.

15. Each and every provision of this Agreement shall be construed as though the parties participated equally in the drafting of the same and therefore the document shall not be construed against either party as the drafting party.

16. This Agreement shall be fully binding upon any successors and assigns of the Company and will inure to the benefit of and be enforceable by you against any such successor(s) and/or assign(s).

17. No change or modification of this Agreement shall be valid unless the same is in writing and signed by you and a duly authorized officer of the Company. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced.

18. This document, together with the NDA, constitute my entire agreement with the Company with respect to its subject matter, superseding any prior negotiations and agreements.

19. This Agreement and the NDA may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), with the same effect as if all parties had signed the same document, as applicable. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.

20. The person signing this Agreement on behalf of the Company shall have due authority to bind the Company.

21. If any portion of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause of the remainder of this Agreement.



                                       Sincerely,

                                       /s/ Charles M. Herington
                                       -------------------------------------
                                       Charles M. Herington
                                       President and Chief Executive Officer
                                       America Online Latin America, Inc.

By signing this letter, I acknowledge that I have had the opportunity to review this agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this agreement I am releasing the Company from certain claims against it; that I have read this agreement and understand its terms; that I have been given a reasonable period of time to consider its terms and effect and to ask any questions I may have; and that I voluntarily agree to them.


/s/ John D. Gardiner
------------------------------         September 25, 2001
John D. Gardiner